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                                                                  Exhibit 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                                    YEAR ENDED JUNE 30,
                                          -----------------------------------------------------------------------
                                              1999          1998           1997           1996          1995
                                          -------------  ------------   ------------  -------------  ------------
Consolidated pretax income (loss)
     from continuing operations              $ (68,393)    $ (16,245)      $ 10,425        $ 3,632       $ 3,354
Interest                                        13,845         3,801          1,513          1,548         2,107
Increase in value of warrants                        -             -              -          1,350         2,302
Interest portion of rent expense                   626           498            492            297           204
Preferred stock dividend requirements
     of majority-owned subsidiaries                  -             -              -              -            62
                                          -------------  ------------   ------------  -------------  ------------

         EARNINGS (LOSS)                     $ (53,922)    $ (11,946)      $ 12,430        $ 6,827       $ 8,029
                                          =============  ============   ============  =============  ============


Interest                                      $ 13,845       $ 3,801        $ 1,513        $ 1,548       $ 2,107
Increase in value of warrants                        -             -              -          1,350         2,302
Interest capitalized                               645         1,118            455             98             9
Interest portion of rent expense                   626           498            492            297           204
Preferred stock dividend requirements
     of majority-owned subsidiaries                  -             -              -              -            62
                                          -------------  ------------   ------------  -------------  ------------

         FIXED CHARGES                        $ 15,116       $ 5,417        $ 2,460        $ 3,293       $ 4,684
                                          =============  ============   ============  =============  ============


RATIO OF EARNINGS TO FIXED CHARGES                   -             -            5.1            2.1           1.7
                                          =============  ============   ============  =============  ============


For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. Earnings were inadequate to cover fixed charge requirements by $69,038 in fiscal 1999 and by $17,363 in fiscal 1998.